Exhibit 99.1

CONTACT:	Jeffrey L. Thompson Executive Vice-President (310) 781-2222

EDELBROCK CORP. REPORTS RESULTS FOR
FIRST QUARTER OF FISCAL 2005

TORRANCE, Calif. – November 9, 2004 – Edelbrock Corporation (Nasdaq NM: EDEL) today reported sales and earnings for the first quarter of its 2005 fiscal year ended September 25, 2004.

For the first quarter of fiscal 2005, revenues decreased 5.9% to $26,032,000 from revenues of $27,658,000 in the same period a year ago. Net income for the quarter was $350,000, or $0.06 per diluted share, compared to net income of $467,000, or $0.09 per diluted share, for the first quarter of fiscal 2004. Results for the quarter ended September 25, 2004 reflected professional fees and other costs totaling $179,000 associated with the pending “going-private” transaction proposed by Edelbrock’s Chairman, President and Chief Executive Officer, O. Victor Edelbrock, in April 2004.

Edelbrock attributed the decrease in revenues for the first quarter of fiscal 2005 primarily to timing of sales orders in connection with its “VIP” dating program whereby certain customers are offered orders that ship by the end of Edelbrock’s second quarter with extended credit terms. In addition, revenues were impacted by the stagnant economy, the higher price of gasoline, and uncertainty related to the national election.

Edelbrock Corp. Reports Results for 1Q of Fiscal Year 2005 – Page 2

Edelbrock reported that for the first quarter ended September 25, 2004, sales of aluminum automotive intake manifolds decreased by $678,000, or 11.1% and sales of automotive carburetors decreased by $630,000, or 6.9%. While revenues for the first quarter declined across a majority of Edelbrock product lines, revenues remained strong in such lines as fuel injection which increased by $248,000, or 60.5% and shocks which increased by $104,000, or 11.5%.

Edelbrock reported that selling, general and administrative (SG&A) expense, as a percentage of sales, increased to 30.9% for the first quarter of fiscal 2005 from 30.2% in the year-ago period. Overall, SG&A decreased 3.7%, or $311,000 over the year-ago period from $8,344,000 to $8,033,000, for the first quarter of fiscal 2005. The quarterly decrease in SG&A was primarily attributable to lower commissions and other variable selling expenses associated with lower revenues, offset by professional fees and similar costs associated with the pending “going-private” transaction. Research and development (R&D) expenses for the first quarter of fiscal 2005 decreased 6.7%, or $60,000 over the year-ago period, from $894,000 to $837,000. As a percentage of revenues, R&D expenses remained unchanged at 3.2% for both periods.

About Edelbrock Corporation:

Founded in 1938, Torrance, California-based Edelbrock Corp. is recognized as one of the nation’s premier designers, manufacturers and distributors of performance replacement parts for the automotive and motorcycle aftermarkets. In addition to three production facilities and an automated distribution center in Torrance, the Company owns and operates a state-of-the-art aluminum foundry and its motorcycle carburetor division in San Jacinto, Calif., at which it manufactures many of its quality products.

Edelbrock Corp. Reports Results for 1Q of Fiscal Year 2005 — Page 3

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Any statements set forth above which are not historical facts, including statements relating to future economic and climatic conditions, are forward-looking statements that involve known and unknown risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as the financial strength and competitive pricing environment of the automotive and motorcycle aftermarket industries, product demand, sales growth and activity levels, cash flows, dependence on key suppliers, market acceptance, manufacturing efficiencies, new product development, the success of planned advertising, marketing and promotional campaigns, and other risks identified herein and in other documents filed by the Company with the Securities and Exchange Commission. Other potential risks and uncertainties that may affect the Company’s business and financial condition include the potential effects of the proposal by Mr. Edelbrock to acquire the outstanding shares of the Company’s common stock not already beneficially owned or controlled by him such as (i) the distraction of the Company’s management from the operation of the Company’s business caused by the pendency of the proposed transaction and related litigation, required filings with the Securities and Exchange Commission, and any subsequent developments; and (ii) material increases in the Company’s expenses for professional services and other transaction and litigation related costs and expenses which are expected to be incurred whether or not the proposed transaction is consummated.

Edelbrock Corp. Reports Results for 1Q of Fiscal Year 2005 — Page 4

EDELBROCK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended
	September 25,
	2004	2003
Revenues	$26,032,000	$27,658,000
Cost of sales	16,603,000	17,804,000

Gross profit	9,429,000	9,854,000

Operating expenses
Selling, general and administrative	8,033,000	8,344,000
Research and development	837,000	894,000

Total operating expenses	8,870,000	9,238,000

Operating income	559,000	616,000
Interest expense	(1,000)	(4,000)
Interest income	25,000	11,000
Gain on sale of assets and other income	1,000	118,000

Income before taxes on income	584,000	741,000
Taxes on income	234,000	274,000

Net income	$350,000	$467,000

Basic net income per share	$0.06	$0.09

Diluted net income per share	$0.06	$0.09

Basic weighted average number of shares outstanding	5,485,000	5,454,000
Effect of dilutive stock options and warrants	152,000	11,000

Diluted weighted average number of shares outstanding	5,637,000	5,465,000

Edelbrock Corp. Reports Results for 1Q of Fiscal Year 2005 — Page 5

EDELBROCK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 25,	June 30,
	2004	2004
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$11,868,000	$12,540,000
Accounts receivable, net	21,700,000	27,825,000
Inventories	31,295,000	28,399,000
Prepaid expenses and other	3,316,000	3,246,000

Total current assets	68,179,000	72,010,000
Property, plant and equipment, net	36,178,000	36,588,000
Goodwill	1,172,000	1,172,000
License agreement	666,000	680,000
Other	842,000	834,000

Total assets	$107,037,000	$111,284,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,262,000	$10,345,000
Accrued expenses	4,484,000	5,992,000
Current portion of long-term debt	25,000	35,000

Total current liabilities	11,771,000	16,372,000
Long-term debt and capital lease obligations.	177,000	179,000
Deferred income taxes	3,990,000	3,984,000
Shareholders’ equity	91,099,000	90,749,000

Total liabilities and shareholders’ equity	$107,037,000	$111,284,000